Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Sara Miller (314-694-5824)
Analysts: Laura Meyer (314-694-8148)

MONSANTO’S STRONG THIRD QUARTER PERFORMANCE REINFORCES CONFIDENCE IN FULL-YEAR GUIDANCE; GLOBAL PORTFOLIO, LEADING INNOVATION FOR FARMERS AND FINANCIAL DISCIPLINE FUEL GROWTH IN CHALLENGING AGRICULTURE ENVIRONMENT

•	Monsanto Reaffirms Vision for Ag and Strategic Rationale for Syngenta Proposal; Company Poised to Lead Next Evolution in Agriculture Through Acceleration of Innovations to Meet Growing Demand

•	Company Reconfirms Full-Year EPS and Free Cash Flow Guidance at Low End of Ranges

•	Global Portfolio, Financial Discipline and Capital Structure Support Five-Year Plan to More Than Double Company's Ongoing EPS

ST. LOUIS, June 24, 2015 - Monsanto Company (NYSE: MON) delivered solid results for the third quarter and reaffirmed its guidance estimates for fiscal year 2015 earnings per share and free cash flow. In reporting earnings results, the company highlighted continued progress on several key milestones related to the company’s long-term growth drivers and pursuit of the next evolution in agriculture. Executives also reiterated Monsanto’s vision and strategic rationale for the Syngenta proposal to create a new company that would provide a comprehensive portfolio of integrated solutions to help farmers around the world address current and future agricultural, environmental and sustainability challenges.

	Third Quarter		Nine Months
($ in millions)	2015	2014	2015	2014
Net Sales by Segment
Corn seed and traits	$1,515	$1,303	$5,355	$5,771
Soybean seed and traits	835	816	2,114	1,903
Cotton seed and traits	371	401	484	587
Vegetable seeds	197	221	559	597
All other crops seeds and traits	275	299	480	506
TOTAL Seeds and Genomics	$3,193	$3,040	$8,992	$9,364

Agricultural productivity	$1,386	$1,210	$3,654	$3,861
TOTAL Agricultural Productivity	$1,386	$1,210	$3,654	$3,861

TOTAL Net Sales	$4,579	$4,250	$12,646	$13,225

Gross Profit	$2,736	$2,331	$7,186	$7,341

Operating Expenses	$1,092	$1,082	$3,103	$3,109
Interest Expense – Net	$78	$25	$219	$71
Other Expense – Net	$10	$3	$19	$84
Net Income Attributable to Monsanto Company	$1,141	$858	$2,809	$2,896

Diluted Earnings per Share (See note 1.)	$2.39	$1.62	$5.80	$5.45
Item Affecting Comparability – EPS Impact
Income from Discontinued Operations	—	—	(0.05)	(0.02)
Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$2.39	$1.62	$5.75	$5.43
Effective Tax Rate	26%	28%	27%	29%

	Third Quarter		Nine Months
Comparison as a Percent of Net Sales:	2015	2014	2015	2014
Gross profit	60%	55%	57%	56%
Selling, general and administrative expenses	16%	15%	15%	14%
Research and development expenses	8%	10%	9%	9%
Income from continuing operations before income taxes	34%	29%	30%	31%
Net income attributable to Monsanto Company	25%	20%	22%	22%

“The challenges facing the world’s food supply continue to evolve. The growing population, along with our volatile and changing climate, place ever-increasing burdens on sustainable global food production,” said Hugh Grant, chairman and chief executive officer for Monsanto. “Equipping farmers with the right set of innovations that will help solve tomorrow’s food challenges today requires more than a new company - it requires a new vision and approach. Our proposal to combine with Syngenta is an exciting logical next step for our business, offering the opportunity to accelerate innovation and support a more diverse group of farmers around the world."

“The strength of our global portfolio, and ability to innovate and create value has really been highlighted in the current agriculture environment,” said Brett Begemann, president and chief operating officer for Monsanto. “As I look at this year, we’ve delivered on many of the key milestones that we expect will enable us to continue to meet the needs of our customers and propel our growth. These milestones, along with licensing opportunities, disciplined spend and a solid capital allocation strategy, back our confidence in our ability to deliver on our target to more than double our 2014 ongoing earnings per share by 2019.”

Results of Operations

Net sales for the fiscal year 2015 third quarter increased over the prior year’s third quarter to $4.6 billion, with gross profit for the quarter also increasing over the prior year period to $2.7 billion. For the first nine months, net sales were $12.6 billion and gross profit $7.2 billion.

The third-quarter results were above the range outlined at the company’s second-quarter earnings, with the performance reflecting the change in the U.S. Channel® seed brand business model increasing gross profit in the third quarter, as well as strong Agricultural Productivity segment performance due to the recent agreement with Scotts Miracle Gro.

Selling, general and administrative (SG&A) costs were $718 million and R&D expenses were $374 million for the third quarter. Year-to-date, total operating expenses were flat, effectively absorbing more than $100 million inflationary increases and a ramp in spend in the company’s Climate and biological platforms to support the long-term growth prospects for these opportunities.

The company's fiscal year 2015 third-quarter earnings per share (EPS) was $2.39 on an ongoing and as-reported basis, compared to an EPS of $1.62 on an ongoing basis and as-reported basis in the same quarter last year. EPS for the first nine months of fiscal year 2015 was $5.75 on an ongoing and $5.80 on an as-reported basis, compared with an EPS of $5.43 on an ongoing and $5.45 on an as-reported basis in the same quarter last year. (For a reconciliation of EPS to ongoing EPS, see note 1).

Cash Flow

For the first nine months of fiscal year 2015, net cash required by operating activities was a use of $30 million compared with a source of $371 million in the first nine months last year. Net cash required by investing activities for the first nine months of fiscal year 2015 was $759 million, compared to $1.7 billion for the same period of fiscal year 2014. Net cash required by financing activities for the first nine months of fiscal year 2015 was $143 million, compared to net cash required of $420 million for the same period of fiscal year 2014.

Free cash flow was a use of $789 million for the first nine months of fiscal year 2015, compared to a use of $1.4 billion for the same period of fiscal year 2014. (For a reconciliation of free cash flow, see note 1).

The company remains diligent in its capital allocation approach, including the recent completion of its $6 billion accelerated buyback program as part of its two-year $10 billion share repurchase authorization. Monsanto noted it has put its share repurchase program on hold as the company continues to pursue its proposal to combine with Syngenta.

Outlook
The company reaffirmed fiscal-year 2015 ongoing earnings per share guidance at the low end of the range of $5.75 to $6.00. Full-year 2015 EPS guidance on an as-reported basis continues to be expected at the low end of the range of $5.80 to $6.05 per share. (For a reconciliation of EPS, see note 1.) The EPS guidance takes into account continued industry headwinds for the fiscal year, ranging from the significant deterioration of several key currencies versus the U.S. dollar and low commodity prices driving reduced acres.

The company also continues to track at the low end of its original free cash flow guidance of $2.0 billion to $2.2 billion, with net cash provided by operating activities expected to be $3.0 billion to $3.3 billion and net cash required by investing activities to be approximately $1.0 billion to $1.1 billion. (For a reconciliation of free cash flow, see note 1.)

Within its full-year guidance, Seeds and Genomics segment gross profit growth percentage for the full year is now expected to be flat year-over-year, with roughly a half a point in gross profit margin improvement. Agricultural Productivity segment gross profit is now expected to be down only slightly versus the prior year due to the agreement with Scotts Miracle Gro as an offset to the anticipated 15-to-17 percent decline in gross profit from continued softening of generic glyphosate pricing and currency headwinds.

The company’s fourth-quarter results are now expected to be break-even.

Monsanto will continue to focus on disciplined operational spend as a hedge to the current industry macro trends. Total operating expenses for fiscal year 2015, inclusive of new platform spend, is expected to remain down in the range of 3-to-5 percent versus the prior year. Looking beyond the current year, the company anticipates the continuation of several of the industry headwinds, ranging from weakening foreign currencies to low commodity prices driving reduced acres. In light of these industry challenges, the company is developing plans to reduce its operating spending potentially in the range of $300 million to $500 million by the end of fiscal year 2017.

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit
	Third Quarter		Nine Months		Third Quarter		Nine Months
Seeds and Genomics	2015	2014	2015	2014	2015	2014	2015	2014
Corn seed and traits	$1,515	$1,303	$5,355	$5,771	$947	$751	$3,349	$3,654
Soybean seed and traits	835	816	2,114	1,903	528	498	1,413	1,205
Cotton seed and traits	371	401	484	587	292	304	370	424
Vegetable seeds	197	221	559	597	87	107	245	271
All other crops seeds and traits	275	299	480	506	201	195	296	299
TOTAL Seeds and Genomics	$3,193	$3,040	$8,992	$9,364	$2,055	$1,855	$5,673	$5,853

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Third Quarter		Nine Months
Seeds and Genomics	2015	2014	2015	2014
EBIT (For a reconciliation of EBIT, see note 1.)	$1,113	$898	$2,979	$3,057

The Seeds and Genomics segment consists of the global seeds and related traits business, biotechnology platforms and precision agriculture.

Net sales in the Seeds and Genomics segment for the third quarter were $3.2 billion versus $3.0 billion the same period last year. For the first nine months, net sales for the segment were $9.0 billion, down $372 million over the same period last year.

As Monsanto expands its portfolio of solutions for farmers, the Seeds and Genomics segment remains a differentiator and integral part of Monsanto's long-term growth targets. That outlook is reflective of the company’s continued progress on several of the key milestones that are expected to fuel growth over the multi-year horizon.

•
In corn, the company continues to see demand for its newer hybrids and technologies. Exclusive of currency headwinds, the company expects to deliver positive germplasm mix lift for the full year. Additionally, the company continues to achieve footprint expansion even in the difficult ag environment, remaining on track to hold or grow branded share in every major market.

•
The company continues to see progress with its Intacta RR2 PRO™ performance. Reaching a record 15 million acres across South America this season, the product continues its record-setting progress with high adoption and performance. The product achieved a greater than four bushel per acre average yield advantage in its second-year of commercialization in Brazil.

•
Within its U.S. soybean business, the company expects growth in its Roundup Ready 2 Yield® platform again this season, as farmers continue to choose the product across its branded and licensing businesses.

•	Launch plans for Roundup Ready 2 Xtend™ soybeans also continue with European import approval in hand, marking another step forward in the company’s 2016 anticipated launch for the product.

•	Despite the pullback in cotton acres, the company sold out of Bollgard II® XtendFlex™ cotton in the United States as part of its limited commercial introduction on more than 750,000 acres.

•
As the company plans for the next step in ensuring growers have access to all elements of the Roundup Ready® Xtend Crop System to meet the global demand for food, today it announced preliminary plans for a meaningful capital investment at its Luling, Louisiana plant for the production of dicamba. Pending final approvals, the company expects a potential investment of more than $1.0 billion over the next three to five years at its Luling site.

•
The company’s investment in its Climate and biologicals platforms has ramped this fiscal year. With a focus on penetration and engagement, the company noted it has enrolled more than 75 million acres for its Climate platform. It also has exceeded five million acres for its Climate PRO™ premium acre offering, two and a half times its initial target.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit
	Third Quarter		Nine Months		Third Quarter		Nine Months
	2015	2014	2015	2014	2015	2014	2015	2014
Agricultural productivity	$1,386	$1,210	$3,654	$3,861	$681	$476	$1,513	$1,488
TOTAL Agricultural Productivity	$1,386	$1,210	$3,654	$3,861	$681	$476	$1,513	$1,488

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Third Quarter		Nine Months
Agricultural Productivity	2015	2014	2015	2014
EBIT (For a reconciliation of EBIT, see note 1.)	$494	$313	$1,098	$1,071
Unusual Item Affecting EBIT:
EBIT from Discontinued Operations	$—	$—	$37	$22

The Agricultural Productivity segment consists of the crop protection products and lawn-and-garden herbicide products.

Net sales for the Agricultural Productivity segment for the third quarter were $1.4 billion versus $1.2 billion the same period last year. For the first nine months, net sales for the segment were $3.7 billion versus $3.9 billion over the same period last year. Agricultural Productivity segment gross profit results in the quarter were driven by the $274 million gross profit benefit from the recent agreement with Scotts Miracle Gro.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today. The call will focus on these results and future expectations, product performance, and an update of projects within the company’s R&D pipeline. The call will include a discussion of strategic initiatives and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company's website at www.monsanto.com/investors or http://edge.media-server.com/m/p/6uh5aytt/lan/en. Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto website for three weeks. Monsanto publishes details on upcoming webcasts on this website in both the Presentation and Financial Reports section and the Calendar of Events section. Investors should look to this site as the source of information on future investor conference webcasts. The site includes a calendar of upcoming investor events, details on accessing scheduled webcasts and information from previous investor events.

About Monsanto Company
Monsanto is committed to bringing a broad range of solutions to help nourish our growing world. We produce seeds for fruits, vegetables and key crops - such as corn, soybeans, and cotton - that help farmers have better harvests while using water and other important resources more efficiently. We work to find sustainable solutions for soil health, help farmers use data to improve farming practices and conserve natural resources, and provide crop protection products to minimize damage from pests and disease. Through programs and partnerships, we collaborate with farmers, researchers, nonprofit organizations, universities and others to help tackle some of the world’s biggest challenges. To learn more about Monsanto, our commitments and our more than 20,000 dedicated employees, please visit: discover.monsanto.com and monsanto.com. Follow our business on Twitter® at twitter.com/MonsantoCo, on the company blog, Beyond the Rows® at monsantoblog.com or subscribe to our News Release RSS Feed.

Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release are "forward-looking statements," such as statements concerning the anticipated financial results, current and future product performance, regulatory approvals, business and financial plans of the company and the potential combined business of the company and Syngenta, including the expected benefits of a potential combination as well as whether a potential combination will be entered into or completed, and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company`s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company`s exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company`s research and development activities; the outcomes of major lawsuits and the previously-announced SEC investigation; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting the company`s manufacturing; the accuracy of the company`s estimates related to distribution inventory levels; the recent increases in and expected higher levels of indebtedness; the company`s ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company`s facilities; the possibility that a potential transaction involving Syngenta will not be entered into or will be pursued on different terms and conditions, failure to obtain necessary regulatory approvals or to satisfy any of the other conditions to a possible transaction, failure to realize the expected benefits thereof, or the impact of changes in business, financial, market, legal or other conditions; and other risks and factors detailed in the company`s most recent periodic report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Other Information:
This document does not constitute, or form part of, any offer or invitation to sell or issue, or any solicitation of any offer, to purchase or subscribe for any ordinary shares in Syngenta AG, or Syngenta ADSs, nor shall it form the basis of, or be relied on in connection with, any contract there for.

Notes to editors: Monsanto and the Vine Design, Beyond the Rows, Roundup, Intacta RR2 PRO, Roundup Ready 2 Yield, Roundup Ready 2 Xtend, Climate Pro, Climate Basic and Bollgard II XtendFlex are trademarks of Monsanto Company and its wholly-owned subsidiaries. All other trademarks are the property of their respective owners.

-oOo-

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended		Nine Months Ended
	May 31, 2015	May 31, 2014	May 31, 2015	May 31, 2014
Net Sales	$4,579	$4,250	$12,646	$13,225
Cost of goods sold	1,843	1,919	5,460	5,884
Gross Profit	2,736	2,331	7,186	7,341
Operating Expenses:
Selling, general and administrative expenses	718	655	1,945	1,869
Research and development expenses	374	427	1,158	1,240
Total Operating Expenses	1,092	1,082	3,103	3,109
Income from Operations	1,644	1,249	4,083	4,232
Interest expense	96	42	303	135
Interest income	(18)	(17)	(84)	(64)
Other expense, net	10	3	19	84
Income from Continuing Operations Before Income Taxes	1,556	1,221	3,845	4,077
Income tax provision	401	341	1,051	1,165
Income from Continuing Operations Including Portion Attributable to Noncontrolling Interest	$1,155	$880	$2,794	$2,912
Discontinued Operations:
Income from operations of discontinued businesses	—	—	37	22
Income tax provision	—	—	14	9
Income from Discontinued Operations	—	—	23	13
Net Income	$1,155	$880	$2,817	$2,925
Less: Net income attributable to noncontrolling interest	14	22	8	29
Net Income Attributable to Monsanto Company	$1,141	$858	$2,809	$2,896

EBIT (see note 1)	$1,607	$1,211	$4,077	$4,128

Basic Earnings per Share Attributable to Monsanto Company:
Income from continuing operations	$2.41	$1.64	$5.81	$5.49
Income from discontinued operations	—	—	0.05	0.02
Net Income Attributable to Monsanto Company	$2.41	$1.64	$5.86	$5.51

Diluted Earnings per Share Attributable to Monsanto Company:
Income from continuing operations	$2.39	$1.62	$5.75	$5.43
Income from discontinued operations	—	—	0.05	0.02
Net Income Attributable to Monsanto Company	$2.39	$1.62	$5.80	$5.45

Weighted Average Shares Outstanding:
Basic	472.8	524.3	479.5	525.4
Diluted	477.2	529.8	484.3	531.2

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Financial Position	As of	As of
	May 31, 2015	Aug. 31, 2014
Assets
Current Assets:
Cash and cash equivalents (variable interest entity restricted - 2015: $106 and 2014: $118)	$1,179	$2,367
Short-term investments	28	40
Trade receivables, net (variable interest entity restricted - 2015: $9 and 2014: $39)	3,998	2,014
Miscellaneous receivables	877	817
Deferred tax assets	697	635
Inventory, net	3,625	3,597
Other current assets	185	205
Total Current Assets	10,589	9,675
Property, Plant and Equipment, Net (variable interest entity restricted - 2015: $2 and 2014: $2)	4,864	5,082
Goodwill	4,153	4,319
Other Intangible Assets, Net	1,432	1,554
Noncurrent Deferred Tax Assets	324	450
Long-Term Receivables, Net	19	92
Other Assets	878	809
Total Assets	$22,259	$21,981
Liabilities and Shareowners’ Equity
Current Liabilities:
Short-term debt, including current portion of long-term debt (variable interest entity restricted - 2015: $99 and 2014: $136)	$587	$233
Accounts payable (variable interest entity restricted - 2015: $36 and 2014: $25)	686	1,111
Income taxes payable	346	99
Accrued compensation and benefits (variable interest entity restricted - 2015: $1 and 2014: $1)	243	500
Accrued marketing programs	936	1,394
Deferred revenues	384	438
Grower production accruals	48	54
Dividends payable	1	239
Customer payable	12	82
Miscellaneous short-term accruals (variable interest entity restricted - 2015: $7 and 2014: $0)	854	962
Total Current Liabilities	4,097	5,112
Long-Term Debt	8,396	7,528
Postretirement Liabilities	327	345
Long-Term Deferred Revenue	54	47
Noncurrent Deferred Tax Liabilities	529	509
Long-Term Portion of Environmental and Litigation Liabilities	170	184
Other Liabilities	326	342
Monsanto Shareowners’ Equity	8,338	7,875
Noncontrolling Interest	22	39
Total Shareowners’ Equity	8,360	7,914
Total Liabilities and Shareowners’ Equity	$22,259	$21,981
Debt to Capital Ratio:	52%	50%

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Cash Flows	Nine Months Ended
	May 31, 2015	May 31, 2014
Operating Activities:
Net Income	$2,817	$2,925
Adjustments to reconcile cash provided by operating activities:
Items that did not require (provide) cash:
Depreciation and amortization	538	507
Bad-debt expense	40	26
Stock-based compensation expense	91	87
Excess tax benefits from stock-based compensation	(40)	(55)
Deferred income taxes	(95)	37
Equity affiliate expense, net	4	1
Net gain on sales of a business or other assets	(3)	(5)
Other items	107	61
Changes in assets and liabilities that (required) provided cash, net of acquisitions:
Trade receivables, net	(2,200)	(2,368)
Inventory, net	(413)	(577)
Deferred revenues	24	(252)
Accounts payable and other accrued liabilities	(423)	176
Pension contributions	(23)	(57)
Other items	(454)	(135)
Net Cash (Required) Provided by Operating Activities	(30)	371
Cash Flows (Required) Provided by Investing Activities:
Purchases of short-term investments	(28)	(105)
Maturities of short-term investments	40	359
Capital expenditures	(701)	(688)
Acquisition of businesses, net of cash acquired	(8)	(922)
Purchases of long-term debt and equity securities	(30)	(12)
Technology and other investments	(37)	(388)
Other proceeds	5	22
Net Cash Required by Investing Activities	(759)	(1,734)
Cash Flows Provided (Required) by Financing Activities:
Net change in financing with less than 90-day maturities	15	(15)
Short-term debt proceeds	20	30
Short-term debt reductions	(36)	(1)
Long-term debt proceeds	1,171	999
Long-term debt reductions	(7)	(7)
Payments on other financing	—	(39)
Debt issuance costs	(12)	(8)
Treasury stock purchases	(705)	(914)
Stock option exercises	131	190
Excess tax benefits from stock-based compensation	40	55
Tax withholding on restricted stock and restricted stock units	(31)	(8)
Dividend payments	(709)	(679)
Payments to noncontrolling interests	(20)	(23)
Net Cash Required by Financing Activities	(143)	(420)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(256)	13
Net Decrease in Cash and Cash Equivalents	(1,188)	(1,770)
Cash and Cash Equivalents at Beginning of Period	2,367	3,668
Cash and Cash Equivalents at End of Period	$1,179	$1,898

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

1.
EBIT, Ongoing EPS and Free Cash Flow: The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss) attributable to Monsanto Company, cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The presentation of non-GAAP financial measures is intended to supplement investor understanding of our operating performance. Furthermore, these non-GAAP financial measures may not be comparable to similar measures used by other companies. The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss): EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) attributable to Monsanto Company as presented in the Statements of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss) attributable to Monsanto Company.

	Three Months Ended		Nine Months Ended
	May 31, 2015	May 31, 2014	May 31, 2015	May 31, 2014
EBIT – Seeds and Genomics Segment	$1,113	$898	$2,979	$3,057
EBIT – Agricultural Productivity Segment	494	313	1,098	1,071
EBIT– Total	1,607	1,211	4,077	4,128
Interest Expense – Net	78	25	219	71
Income Tax Provision(A)	388	328	1,049	1,161
Net Income Attributable to Monsanto Company	$1,141	$858	$2,809	$2,896
(A) Includes the income tax provision from continuing operations, the income tax benefit on noncontrolling interest, and the income tax provision on discontinued operations.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year 2015	Three Months Ended		Nine Months Ended
	Guidance	May 31, 2015	May 31, 2014	May 31, 2015	May 31, 2014
Diluted Earnings per Share	$5.80-$6.05	$2.39	$1.62	$5.80	$5.45
Income from Discontinued Operations	(0.05)	—	—	(0.05)	(0.02)
Diluted Earnings per Share from Ongoing Business	$5.75-$6.00	$2.39	$1.62	$5.75	$5.43

Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release. With respect to the fiscal year 2015 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year 2015	Nine Months Ended
	Guidance	May 31, 2015	May 31, 2014
Net Cash (Required) Provided by Operating Activities	$3,000-3,300	$(30)	$371
Net Cash Required by Investing Activities	(1,000)-(1,100)	(759)	(1,734)
Free Cash Flow	$2,000-2,200	$(789)	$(1,363)
Net Cash Required by Financing Activities	N/A	(143)	(420)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	(256)	13
Net Decrease in Cash and Cash Equivalents	N/A	(1,188)	(1,770)
Cash and Cash Equivalents at Beginning of Period	N/A	2,367	3,668
Cash and Cash Equivalents at End of Period	N/A	$1,179	$1,898